Exhibit 99.1 News Release
First Midwest Bank		First Midwest Bank One Pierce Place, Suite 1500 Itasca, Illinois 60143 (630) 875-7450
FOR IMMEDIATE RELEASE	CONTACT:	James M. Roolf
Media Relations
(815) 774-2071
www.firstmidwest.com

FIRST MIDWEST BANK TO ACQUIRE SUBURBAN CHICAGO DEPOSITS FROM OLD NATIONAL BANK

ITASCA, IL – OCTOBER 14, 2011 – First Midwest Bank today announced that it will purchase the suburban Chicago deposits of Old National Bank, who had recently acquired these deposits as a part of their FDIC assisted purchase of Integra Bank.  First Midwest has entered into a purchase agreement with Old National Bank whereby it will acquire all of the deposits currently serviced through branch locations in Bridgeview, Mokena, and Plainfield, Illinois.

As a part of the transaction, First Midwest has also agreed to purchase only the existing facility at 2320 S. Rt. 59, Plainfield, Illinois. No loans will be acquired pursuant to the transaction.

This transaction involves approximately $185 million in deposits, 50% of which represented core transactional deposits as of June 30, 2011.  The transaction is expected to close in early December 2011 subject to regulatory approval, with final purchase terms dependent upon deposits existent as of the closing date.

“We are very pleased to have the opportunity to service clients of the former Integra branches here in suburban Chicago and assure them that their deposits and business affairs are in strong and trusted hands,” said Michael L. Scudder, First Midwest Bank  Chairman and Chief Executive Officer. “First Midwest is the community bank of choice for more than one quarter million families and twenty five thousand businesses in the greater Chicagoland area through our extensive branch network. It is our intention to serve these former Integra clients with the high level of service that First Midwest Bank has come to be recognized.”

About First Midwest

First Midwest Bank, the wholly owned subsidiary of Itasca-based First Midwest Bancorp, Inc. (NASDAQ NGS: FMBI), is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area's largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through some 100 offices located primarily in metropolitan Chicago.  First Midwest was recently recognized as having the “Highest Customer Satisfaction with Retail Banking in the Midwest” according to the J.D. Power and Associates 2011 Retail Banking Satisfaction StudySM.  The Bank is also recognized by the Chicago Tribune as one of the top 20 best places to work in Chicago among large employers.

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